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                                                                     EXHIBIT 4.1


                 ETABLISSEMENTS DELHAIZE FRERES ET CIE "LE LION"
                 In Dutch GEBROEDERS DELHAIZE EN CIE "DE LEEUW"
                       Public company ("Societe Anonyme")
                    at Molenbeek-Saint-Jean, rue Osseghem 53
                     Trade Register of Brussels number 8831.
                     Value Added Tax number BE 402.206.045.


        Coordination of the Articles of Association as of April 25, 2001.


                       PART ONE - CHARACTER OF THE COMPANY



ARTICLE ONE -- FORM AND CORPORATE NAME

The company is a public company ("societe anonyme") calling or having called for public savings. Its corporate name is "ETABLISSEMENTS DELHAIZE FRERES ET Cie "LE LION"", in Dutch "GEBROEDERS DELHAIZE EN Cie "DE LEEUW"".



ARTICLE TWO -- CORPORATE PURPOSE

The corporate purpose of the company is the trade of durable or non-durable merchandise and commodities, of wine and spirits, the manufacture and sale of all articles of mass consumption, household articles, and others, as well as all service activities.

The company may carry out in Belgium or abroad all industrial, commercial, movable, real estate, or financial transactions that favor or expand directly or indirectly its industry and trade.

It may acquire an interest, by any means whatsoever, in all businesses, corporations, or enterprises with an identical, similar or related corporate purpose or which favor the development of its enterprise, acquire raw materials for it, or facilitate the distribution of its products.



ARTICLE THREE -- REGISTERED OFFICE

The registered office is located at Molenbeek-Saint-Jean, rue Osseghem 53.

It may be transferred to any other location in Belgium by simple decision of the board of directors.

The company may, by simple decision of the board of directors, establish administrative offices, branches, workshops, agencies, and seats in Belgium or elsewhere.

Any change of the registered office is published in the annexes of the Belgian State Gazette at the initiative of the board of directors.


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                                    Articles of association as of April 25, 2001

ARTICLE FOUR -- DURATION

The duration of the company is unlimited.

The shareholders meeting may decide to wind up the company in compliance with the procedure applicable for amending the articles of association.



                            PART TWO - SHARE CAPITAL



ARTICLE FIVE -- CAPITAL

The corporate share capital amounts to forty-six millions one hundred seven thousand six hundred thirty-five euros (EUR 46,107,635,-).

It is divided into 92,215,270 ordinary shares, without nominal value, representing each 1/92,215,270th of the company assets.

Multiple certificates representative of several ordinary shares may be issued.

The shareholders meeting may decide to split company shares at any time in compliance with the procedure applicable for amending the articles of association.



ARTICLE SIX -- HISTORY

1. The company was incorporated with an initial share capital amounting to one hundred six millions two hundred forty-four thousand six hundred and forty francs, represented by twenty-nine thousand eight hundred forty-four shares without nominal value.

2. On March 22, 1962, the general meeting decided to increase the share capital up to two hundred fifty millions francs, represented by four hundred eighty thousand shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

The initial assets of the public company ("societe anonyme") consisted of all the properties of private company with limited liability of the shareholders ("societe de personnes a responsabilite limitee") transformed into a public company, as evaluated on the ground of the balance sheet of the latter company established on December 31, 1961 after distribution of 1961 profits.

The share capital increase was subscribed to and paid up with cash contribution in circumstances further detailed in the minutes.



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                                    Articles of association as of April 25, 2001



3. On May 25, 1967, the general meeting decided to increase the share capital up to two hundred and sixty-two millions five hundred thousand francs by incorporation of reserves or of capital gains, represented by five hundred four thousand shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

As a result, of such share capital increase, twenty-four thousand new shares were issued and allotted to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

4. On May 22, 1969, the general meeting decided to increase the share capital up to two hundred and seventy-five millions six hundred twenty five thousand francs by incorporation of reserves or of capital gains, represented by five hundred twenty-nine thousand two hundred shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

As a result, of such share capital increase, twenty-five thousand two hundred new shares were issued and allotted to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

5. On May 24, 1973, the general meeting decided to increase the share capital up to two hundred and eighty-nine millions four hundred six thousand two hundred and fifty francs by incorporation of reserves or of capital gains, represented by five hundred fifty-five thousand six hundred sixty shares without nominal value, as recorded in minutes drafted by Mr. Andre van der Vorst, Notary in Ixelles.

As a result, of such share capital increase, twenty-six thousand four hundred sixty new shares were issued and allotted to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

6. On May 26, 1977, the general meeting decided to increase the share capital twice in the following way, as recorded in minutes drafted by Mr. Andre van der Vorst, Notary in Ixelles:

      - A first raise of fourteen millions four hundred seventy thousand three hundred thirteen francs, to the increase share capital up to three hundred and three millions eight hundred seventy-six thousand five hundred and sixty-three francs by incorporation of reserves or of capital gains.

         As a result, of such share capital increase, twenty-seven thousand seven hundred eighty-three new shares were issued and freely allotted to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

      - A second raise of one hundred ninety-six millions one hundred twenty-three thousand four hundred thirty-seven francs, to increase the share capital up to five hundred millions by incorporation of reserves or capital gains without issue of new shares.

7. On December 27, 1979, the general meeting decided, as recorded in minutes drafted by Mr. Andre van der Vorst, Notary in Ixelles:

      - to divide the five hundred eighty-three thousand four hundred forty-three shares existing at that time by way of exchange requiring the issue of three new shares for each existing share and to authorize the issue of multiple receipts evidencing several new shares;



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                                   Articles of association as of April 25, 2001



      - to raise the share capital by contribution in cash amounting to eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs, to increase it from five hundred millions francs up to five hundred eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs with the issue of three hundred new shares without nominal value. Such shares were issued at the unit price of one thousand four hundred francs and offered to public subscription in circumstances further detailed in the minutes;

      - to raise the share capital a second time, in order to increase it from five hundred eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs to one billion francs by incorporation of the share premium, i.e. three hundred thirty-four millions three hundred one thousand eight hundred twenty-five francs, of fifty-six millions nine hundred thirty thousand four hundred forty-six francs withheld from immune reserves accounts and of twenty-three millions sixty-nine thousand five hundred fifty-four francs withheld from an available reserve account, without issue of new shares.

8. On May 22, 1986, the general meeting decided to divide the two millions fifty thousand three hundred twenty-nine shares without nominal value existing at that time by way of exchange requiring the issue of five new shares for each existing share and to authorize the issue of multiple receipts evidencing several new shares, as recorded in minutes drafted by Mr. Andre van der Vorst, Notary in Ixelles.

9. On May 27, 1992, the general meeting decided to divide the ten millions two hundred fifty-one thousand six hundred forty-five shares without nominal value existing at that time by way of exchange requiring the issue of five new shares for each existing share, as recorded in minutes drafted by Mr. Andre van der Vorst, Notary in Ixelles.

10. As a result of the exercise of the warrants detached from bonds issued by the board of directors within the authorized share capital on May 23, 1990, the share capital was raised by:

      1. three hundred eighty-eight thousand francs as recorded in the minutes drafted on July 27, 1992;

      2. one hundred twenty-three thousand eight hundred francs as recorded in the minutes drafted on October 26, 1992;

      3. eighteen thousand francs as recorded in the minutes drafted on July 23, 1993;

      4. fifty-five thousand francs as recorded in the minutes drafted on January 25, 1994;

      5. eighty-three thousand francs as recorded in the minutes drafted on April 25, 1994;

      6. forty-six thousand francs as recorded in the minutes drafted on October 25, 1994;

      7. twenty-four thousand francs as recorded in the minutes drafted on January 24, 1995;

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                                   Articles of association as of April 25, 2001


      8. three hundred and eighty-eight thousand francs as recorded in the minutes drafted on July 26, 1995;

      9. one million seventy-seven thousand seven hundred francs as recorded in the minutes drafted on January 25, 1996;

      10. six millions nine hundred seventy-two thousand five hundred francs as recorded in the minutes drafted on April 26, 1996;

11. As a result of the exercise of the warrants attached to bonds issued by the board of directors within the authorized share capital on June 19, 1996, the share capital was raised by:

      1. three millions eight hundred and sixteen thousand francs as recorded in the minutes drafted on June 26, 1998;

      2. six hundred and fourteen thousand francs as recorded in the minutes drafted on September 24, 1998;

      3. four hundred eighty-two thousand francs as recorded in the minutes drafted on December 24, 1998;

      4. six hundred sixty thousand francs as recorded in the minutes drafted on June 25, 1999;

      5. two hundred forty thousand francs as recorded in the minutes drafted on September 23, 1999;

      6. one hundred eighty-six thousand francs as recorded in the minutes drafted on December 24, 1999;

      7. one hundred sixty-four thousand francs as recorded in the minutes drafted on June 23, 2000;

      8. one hundred thirty-two thousand francs as recorded in the minutes drafted on September 25, 2000;

      9. two thousand two hundred euros as recorded in the minutes drafted on April 25, 2001;

12. On December 15, 2000, the general meeting decided to increase the share capital up to one billion forty-nine millions four hundred seventy-seven thousand two hundred ninety-one coma sixty-six francs by incorporation of reserves and to convert such share capital into twenty-six millions fifteen thousand eight hundred sixty-two Euros and fifty Cents, as recorded in minutes drafted by Mr. Benedikt van der Vorst, Notary in Ixelles.

13. Pursuant to the minutes drafted by the Notary Benedikt van der Vorst in Brussels on April 25, 2001, the share capital has been increased up to an amount of forty-six millions one hundred five thousand four hundred thirty-five euros (EUR 46,105,435,-).

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                                   Articles of association as of April 25, 2001


ARTICLE SEVEN -- INDIVISIBILITY OF SHARES

The shares are indivisible and the company recognizes only one owner per share.

If there are joint owners of a share, the company is entitled to suspend the exercise of the rights vested in this share until such time as one person has been appointed in writing by all the co-owners to exercise those rights.

The rights vested in shares, which are subject to usufruct or pledge are exercised respectively by the usufructuary and the owner who has pledged them unless an agreement to the contrary is signed by all interested parties and notified to the company.


ARTICLE EIGHT -- MODIFICATION OF SHARE CAPITAL

The shareholders meeting may decide to increase or decrease the share capital in one or several times in compliance with the procedure provided for by legal provisions in force.

The board of directors determines the rate and conditions of issuance of new shares in the event of a share capital increase.

Should the board of directors decide to issue new shares without mention of nominal value below the par value of the existing shares, such character must be mentioned in the convening notice to the shareholders meeting.

Should the share capital be increased with an issue premium, the amount of such premium must be fully paid up upon subscription.

Should the share capital be increased by contributions in cash, the holders of convertible bonds or of subscription rights may respectively convert their bonds or exercise their subscription right and possibly benefit from the issuance of new shares as though they were shareholders, provided such benefit is granted to existing shareholders.

The board of directors may, at its own discretion, enter into any agreement providing for the subscription of all or part of the new shares to be issued, safe for the application of the preemptive rights.

In case of share capital increase, the new shares to be subscribed in cash must be offered by preference to existing shareholders in proportion to the number of shares that each one of them owns and in accordance with legal provisions in force.

However, such preemptive right may be limited or withdrawn by the shareholders meeting, acting in the interest of the company, in compliance with the procedure provided for amending the articles of association.

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                                    Articles of association as of April 25, 2001



In such case, a specific mention of this proposal must be made in the convening notice to the meeting, and the board of directors and the statutory auditor or, in his absence, a certified public accountant appointed by the board of directors, must draft the reports provided for by legal provisions in force. These reports must be deposited at the office of the competent tribunal of commerce, mentioned in the agenda and communicated to the shareholders.



ARTICLE NINE -- AUTHORIZED CAPITAL

A. The board of directors is authorized to increase the share capital in one or several times up to the amount of twenty-six millions fifteen thousand eight hundred and sixty-two euros fifty cents (Eur. 26,015,862.50) on the dates and pursuant to the terms decided by the board of directors for a period of five years as from the date of publication of this authorization in the Official Gazette.

This authorization is renewable according to the terms provided for by law.

The Board is authorized to increase the capital as mentioned above, by contributions in cash or, to the extent permitted by law, by contributions in kind, or by incorporation of the available or unavailable reserves or of the issuance premium account. In the latter cases, such increase may occur with or without issuance of new shares.

The increase of the share capital may also be achieved by the issuance of convertible bonds or subscription rights - whether or not attached to other securities - which may cause the creation of new shares in compliance with the legal provisions in force.

In case of a share capital increase, the board of directors is authorized to limit or revoke, in the interest of the company, the preferential right provided for by legal provisions in force, including rights in favor of one or more specific individuals, whether or not employees of the company or of its subsidiaries.

To the extent permitted by law, the board of directors is even authorized to increase the share capital after it has received notice of a public take-over bid relating to the company. In such a case, the board of directors is especially authorized to limit or revoke the preferential right of the shareholders in favor of specific individuals. Such authorization is granted to the board of directors for a period of three years from the date of the extraordinary shareholders meeting of December 15th, 2000. It may be renewed on the terms provided for by law.

B. Whenever the share capital increase decided by the board of directors involves an issuance premium, the amount of such premium is, after possible deduction of costs, allocated to a blocked account which constitutes, together with the share capital, the guarantee of third parties and may only be reduced or suppressed by decision of the shareholders meeting under the quorum and majority requirements provided for a decrease in capital, without prejudice to the board of directors' ability to incorporate said account into the share capital by virtue of aforementioned item A.


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                                    Articles of association as of April 25, 2001



ARTICLE NINE, BIS -- ACQUISITION, PLEDGE AND TRANSFER OF OWN SHARES.

The company may acquire or hold in pledge its own shares and transfer the shares that it may have acquired in compliance with legal provisions in force.

The board of directors is authorized to acquire company's shares, on its behalf, when it is necessary in order to prevent serious and imminent damage to the company. Such authorization is granted for a period of three years as from the date of publication of the present authorization in the Appendix of the Belgian Official Gazette.

The board of directors is also authorized to transfer own shares previously acquired by the company when such transfer is necessary to avoid serious and imminent damage to the company in compliance with legal provisions in force. Such authorization is granted for a period of three years as from the date of publication of this authorization in the Appendix of the Belgian Official Gazette.

Such authorizations are renewable for three years terms.

The Board is likewise authorized to transfer, in accordance with legal provisions in force, own shares acquired by the company, without prior authorization from the shareholders meeting.

Acquisitions and transfers of company's shares are also authorized if made by the company's direct subsidiaries, as provided by legal provisions in force relating to acquisitions of mother company's shares by subsidiaries.



ARTICLE TEN -- CALLS OF FUNDS

No transfer of shares that have not been fully paid up will occur unless the transferee has been previously approved of by the board of directors.

The board of directors may call funds relating to shares not fully paid up at its own discretion.

If a shareholder fails to pay called funds one month after he is sent a notice by registered mail, he will be required to pay an interest equal to the legal interest rate as from the day of the due date.

If the shareholder further fails to pay called funds one month after he is sent a second notice, the board of directors may declare the forfeiture of such shareholder and have his securities sold on the stock exchange, via the agency of an investment company or a credit institution, without prejudice to the right to claim the sum overdue, as well as damages and interest.

The voting rights pertaining to unpaid shares are automatically suspended so long as called payments duly made and claimable have not been made.


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                                    Articles of association as of April 25, 2001


ARTICLE ELEVEN -- NATURE OF THE SECURITIES

Securities are in bearer form, unless otherwise provided for by law. Bearer shares bear the signature of two directors at least; those signatures may be replaced by stamps.

They may be converted into registered securities at the request and expense of their holder.



                   PART THREE -- ADMINISTRATION AND AUDITING



ARTICLE TWELVE -- COMPOSITION OF THE BOARD OF DIRECTORS

The company is managed by a board consisting of at least three members, whether shareholders or not, individual or legal entity, appointed for a maximum term of six years by the shareholders meeting of the shareholders and, at all times, revocable by the latter.

The director that is a legal entity notifies to the company the identity of the individual and, as the case may be, of its substitute, appointed to represent such legal entity permanently at the meetings of the board of directors. Without prejudice to article 16, such individual may not be chosen among the directors of the company

Outgoing directors may be reelected.

The term of outgoing yet not elected directors ceases immediately after the shareholders meeting convened to elect their possible successor.



ARTICLE THIRTEEN -- VACANCY

Should there be one or several vacancies among directors before the end of a term as a result of death, resignation or any other cause, all remaining directors are authorized to fill the vacancy temporarily.

In such case, the shareholders meeting provides for the definitive election upon its first meeting.

The director appointed in the aforementioned circumstances completes the term of the director he is replacing.

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                                   Articles of association as of April 25, 2001


ARTICLE FOURTEEN -- CHAIRMANSHIP

The board of directors elects a chairman and, possibly, a vice-chairman among its members.



ARTICLE FIFTEEN -- MEETINGS

The board of directors meets when convened by its chairman and under its chairmanship or, if the latter is unable to attend, of the vice-chairman as the case may be, or of a director appointed by his peers.

The board meets every time required by the interest of the company or whenever requested by two directors.

Meetings will take place at the location indicated in the notice.

Notices of the meetings of the board of directors are properly given notably in writing, by fax, by electronic mail or by phone.

When necessary, the Board meeting may take place by conference call or any other means of communication. In such case, it is deemed to take place at the registered office.

Notice must be made three days in advance safe in case of emergency, which must be justified in the minutes.

In case of emergency, decisions of the board of directors may be adopted in writing by unanimity of directors, to the extent permitted by law.



ARTICLE SIXTEEN -- DELIBERATION

The board of directors may only deliberate and resolve if half of its members at least are present or represented.

Any director who is excused or absent may authorize one of his peers in writing or by telegram, telex or any other form of written reproduction to represent him at Board meetings and to vote on his behalf. In such case, the represented director is deemed present.

However, no director may represent more than one director at a time.

Decisions of the board of directors are adopted by majority vote.


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                                   Articles of association as of April 25, 2001


In case of equality of vote casts, the vote of the chairman of the meeting is conclusive.

In case of conflict of interests, the directors will comply with legal provisions in force.

If, during a board of directors meeting complying with the quorum requirement set forth above, one or more present or represented directors must abstain as a result of the above paragraph, resolutions are validly adopted by a majority vote of the other present or represented directors.



ARTICLE SEVENTEEN -- MINUTES

The deliberations of the board of directors are recorded in minutes signed by a majority of directors participating to the meeting.

Such minutes are recorded in a special register.

Proxies are attached thereto.

Copies or extracts to be presented in court or elsewhere are signed by the chairman or the vice-chairman, as the case may be, or by two directors.



ARTICLE EIGHTEEN -- POWERS OF THE BOARD

The board of directors is vested with the broadest powers to accomplish all necessary or useful acts, in order to achieve the purpose of the company.

It is empowered to carry out any act that is not reserved by law to the shareholders meeting.

It is notably empowered to conclude any loan by means of credit or otherwise, even by issuance of bonds, provided that they are neither convertible nor with a subscription right attached, unless expressly authorized to do so by the shareholders meeting in compliance with legal provisions in force.



ARTICLE NINETEEN -- DELEGATION OF POWER

The board of directors may entrust the day to day management of the company and its representation relating to such management to one or several directors, whether they bear the title of managing director or not, or to several officers, whether chosen among the company's staff or not, that may be granted fix or proportional pay to be charged on the general expenses of the company. Such management includes notably the hiring, dismissal and determination of wage of staff members.

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                                   Articles of association as of April 25, 2001


Such pays, as well as all other terms, notably any severance pay, must be provided for in a special contract approved of by the board of directors, all directors in charge of a permanent position in the company abstaining.

Nonetheless, the board of directors approves of the hiring, appointment, and dismissal of company officers in charge of the corporate and financial policy of the company, on proposal of the managing directors if any.

The Board is authorized to mandate certain directors or other individuals for specific deeds. The proxy holder binds the company within terms of his or her proxy.

The board of directors determines the powers attached to any proxy.



ARTICLE TWENTY -- OTHER POSITION

Managing directors or officers are barred from accepting another managing or administrative position, whether remunerated or not, from any other entity or company, unless especially authorized by the board of directors.

A director or officer may consider a position of director for another company only to the extent such position would not prejudice his duties for the benefit of the company, which must remain effective and effective at all times.



ARTICLE TWENTY-ONE -- OTHER REMUNERATED POSITIONS

Should a director or any other proxy holders of the company be commissioned in order to represent the company with another entity or company, the pays and advantages relating to such position lead to a proportional reduction of his/her wages.



ARTICLE TWENTY-TWO -- AUDITING

Control over the company must be entrusted to one or more auditors. They are appointed for a renewable three years term and may be revoked by a shareholders meeting.

Auditors are chosen among the members, whether natural persons or legal entities, by the Institute for company auditors [Institut des Reviseurs d'Entreprises].

The shareholders meeting determines the number of auditors and their remuneration.

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                                   Articles of association as of April 25, 2001


If there are no auditors or if all auditors are unable to perform their duties, the board of directors immediately convenes a shareholders meeting in order to have new auditors appointed.



ARTICLE TWENTY-THREE -- DUTIES OF AUDITORS

Auditors have jointly or individually an unlimited right to audit the financial situation and the balance sheet and to control whether the operations recorded in the annual accounts are in compliance with the legal provisions in force and the articles of association. They are entitled to be provided at any time, access to or have sent to them the books, correspondence, minutes, and, generally, all of the documents of the company.

Every six months at least, directors must provide them with an accounting statement drafted in compliance with the scheme required for balance sheets and profit and loss accounts.

Auditors must draft a detailed and written report containing all indications required by law to the attention of the ordinary shareholders meeting.

Auditors may be assisted at their own expense by employees or other persons for whom they are responsible.



ARTICLE TWENTY-FOUR -- LIABILITY

The directors and auditors will bear no personal liability relating to company commitments.

They are responsible with respect to their office and to any errors committed in the course of their management in compliance with legal provisions in force.

ARTICLE TWENTY-FIVE -- INDEMNITY

The shareholders meeting may grant directors, whether they are members of any permanent committee or not, a fixed or proportional pay to be charged on general expenses.

Auditors' remuneration consists of a fixed sum determined by the shareholders meeting at the time of appointment.

Such remuneration may only be modified by unanimous consent of all parties.

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                                   Articles of association as of April 25, 2001


ARTICLE TWENTY-SIX -- REPRESENTATION

The company is represented with respect to all deeds, including those involving a public servant or a ministerial officer, and in court by two directors acting jointly. Such directors are not required to evidence a prior decision by the board of directors vis-a-vis third parties.

However, two directors may also authorize any person of their choice to perform an isolated, described, and determined act with regard to third parties.





                        PART FOUR -- SHAREHOLDERS MEETINGS



ARTICLE TWENTY-SEVEN -- COMPOSITION AND POWERS

The shareholder meeting, when regularly constituted, represents all of the company's shareholders.

It is empowered to carry out or ratify all acts performed in the interest of the company.

It consists of holders of ordinary shares that are entitled to vote either in person or by proxy in compliance with legal provisions in force.

Decisions adopted by the shareholders meeting bind all shareholders, even those who were absent or dissident.



ARTICLE TWENTY-EIGHT -- MEETING

The ordinary meeting automatically takes place on the fourth Thursday of May at 3 p.m.

If that date is a public holiday, the meeting takes place on the preceding or following working day.

An extraordinary meeting may be convened every time it is in the company's interest. It must be convened at the request of shareholders providing they own altogether one fifth of shares.

In the latter case, the shareholders will indicate in their request the items to be included on the agenda, and the board of directors or the college of auditors must convene a shareholders meeting within six weeks as from the request.

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                                   Articles of association as of April 25, 2001


Ordinary and extraordinary shareholders meeting will take place in one of the districts of the city of Brussels at the location indicated in the notice.



ARTICLE TWENTY-NINE -- NOTICE

Shareholders meeting, whether ordinary or extraordinary, will meet on notice of the board of directors or of the college of auditors.

The notice contains the agenda and complies with the formal requirement and the calendar imposed by legal provisions in force.

The agenda of notices to the ordinary shareholders meeting must include the following items: discussion on the management and auditors reports, discussion on the annual accounts, discharge of directors and auditors, re-election and replacement of outgoing or missing directors and auditors.



ARTICLE THIRTY -- DEPOSIT OF SECURITIES

In order to be admitted to shareholders meeting, registered shareholders must notify their intention to exercise their rights at the meeting, to the board of directors no later than four working days before such meeting.

The holders of shares in the bearer form must deposit their securities at the registered office of the company or at one of the institutions indicated in the notice in the same timeframe.

The holders of bonds may attend the meeting, yet in an advisory capacity only, if they have deposited their securities in accordance with this article.



ARTICLE THIRTY-ONE -- REPRESENTATION

All holders of securities entitled to vote may be represented by a proxy at the shareholders meeting.

However, minors, certified persons, private individuals, and companies may be represented by their legal or statutory bodies that, in turn, may be represented by a proxy. Spouses are entitled to represent one another.

The board of directors may decide the proxy formula and demand that it be deposited at the indicated location no later than four working days before the meeting.

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                                   Articles of association as of April 25, 2001


ARTICLE THIRTY-TWO -- OFFICE

All shareholders meetings are chaired by the chairman of the board of directors or, should he not attend, by the vice-chairman if one was elected, by a managing director or, in absence of the latter, by the eldest accepting attending director.

The chairman appoints the secretary.

The meeting appoints two observers.

The attending directors complete the office.



ARTICLE THIRTY-THREE -- ADJOURNMENT

The chairman or a majority of directors may decide to adjourn any shareholders meeting, whether ordinary or extraordinary for three weeks, even if no decision on the balance sheet must be adopted.

In case of adjournment of a meeting, all decisions taken are cancelled.

Additional securities may be deposited in view of the second meeting.



ARTICLE THIRTY-FOUR -- NUMBER OF VOTES

Each share entitles its holder to cast one vote.





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                                   Articles of association as of April 25, 2001


ARTICLE THIRTY-FIVE -- VOTES

The meeting may not vote on items that were not mentioned on the agenda.

Unless otherwise provided by legal provisions in force, decisions are adopted by a majority of votes, irrespective of the amount of securities present or represented at the meeting.

With respect to the appointment of directors or auditors, if no candidate is elected by a majority of votes, a second ballot is organized between the two candidates that obtained the highest amount of votes. In case of a tie in the second ballot, the eldest candidate is elected.

Votes are cast by raising hands or by calling names, unless otherwise decided by majority of shareholders.

An attendance list, that indicates the name of each shareholder and the amount of securities it owns, is signed by each shareholder or its proxy before the meeting starts.



ARTICLE THIRTY-SIX -- MINUTES

The minutes of shareholders meetings are signed by the officers of the meeting and by any shareholders asking to do so.

Certified copies to be produced in court or elsewhere must be signed by two directors.





            PART FIVE -- INVENTORY AND ANNUAL ACCOUNTS -- DISTRIBUTION



ARTICLE THIRTY-SEVEN -- INVENTORY AND ANNUAL ACCOUNTS

The fiscal year of the company begins on the first day of January and ends on the thirty-first day of December.

On the thirty-first day of December of each year, directors draw up both annual accounts and an inventory in conformity with the legal provisions in force.

Said annual accounts include the balance sheet, the profit and loss statement, and the annex. They form a complete set.

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                                   Articles of association as of April 25, 2001


These documents are drafted in accordance with the law on accounting and annual accounts of companies, as well as with its decrees to the extent that the company must comply with the latter and with the specific legal provisions in force.

The management report is drafted in compliance with legal provisions in force.

The management report consists of an annual review aiming at informing shareholders, and as the case may be, of an explanation on the projects adopted during the year by the board of directors with respect to acquisition or pledging by the company of its own securities, share capital increase within the authorized capital, limitation or revocation of shareholders' preemptive rights, issue of convertible bonds or of bonds with subscription right attached.

The auditors report reviews the audit methods, the book-keeping and the annual accounts, determine whether the annual accounts fairly depict the company assets, its financial situation, and its trading results, whether the management report includes all required information and whether it tallies with the annual accounts, whether the distribution of profit complies with the articles of association and legal provisions in force and whether no project or decision breaks the latter.

Fifteen days prior to the shareholders meeting, shareholders may obtain at the registered office information about:

      1. the annual accounts;

      2. the list of government funds, shares, bonds, and other securities included in the portfolio;

      3. the list of shareholders who have not paid up their shares, with the number of shares they own and their domicile;

      4. the management report and the auditors' report.

The annual accounts and the management and auditors' reports are addressed to registered shareholders with the notice to the general meeting.

Fifteen days before the meeting, all shareholders are entitled to obtain a copy of the documents mentioned above free of charge upon production of their security.





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                                   Articles of association as of April 25, 2001


ARTICLE THIRTY-EIGHT -- VOTE ON ANNUAL ACCOUNTS

Shareholders meeting hears the management report and auditing report and discusses the annual accounts.

Directors answer the questions asked by shareholders with respect to their report or other items on the agenda.

Auditors answer the questions asked by shareholders with respect to their report.

The ordinary shareholders meeting votes on the adoption of the annual accounts.

After adoption of the balance sheet, the meetings votes separately on the discharge of directors and auditors.

Discharge is valid only if the balance sheet contains neither omission, nor false indication concealing the company's genuine situation and, with respect to actions undertaken in violation of the articles of association, only if they have been especially indicated in the notice.

The management report, auditors' report, annual accounts, and all documents stated in legal provisions in force, are deposited by the board of directors at the National Bank of Belgium thirty days after they have been approved of by the shareholders meeting.



ARTICLE THIRTY-NINE -- DISTRIBUTION

Five per cent at least of the net profit is transferred to a legal reserve fund. When the accumulated legal reserve is equal to one tenth of the capital of the company, it is no longer compulsory to transfer further percentages of the profit to the said reserve.

On proposal of the board of directors, the shareholders meeting may decide to assign sums determined by the latter to the creation of or the increase in reserve funds or to a carried forward account or decide on a levy on available reserves or on the carried forward account from previous years.

The balance is distributed to at the rate of ninety-seven and a half percent "prorata temporis et liberationis" as dividends among all shares representing share capital and at the rate of two and one half percent among directors of the board who share this amount pursuant to their own agreement.




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                                   Articles of association as of April 25, 2001


ARTICLE FORTY -- PAYMENT OF DIVIDENDS

Dividends are paid out annually at the places and on the days determined by the Board of Directors.

The board of directors may decide under its own responsibility to pay interim dividends to be charged on the profit of the current fiscal year and determine the date of their payment, in compliance with legal provisions in force.







                     PART SIX -- DISSOLUTION -- LIQUIDATION



ARTICLE FORTY-ONE -- LIQUIDATION

The company may be wound up anticipatively at any time by a shareholders meeting, voting as provided for amending the articles of association.

If, as a result of losses, the company's net assets amount to less than one half of the share capital, a shareholders meeting must be convened within at most two months as from the day where the loss was noticed or should have been noticed pursuant to legal or statutory duties. Such meeting must vote in compliance with the procedure provided for by legal provisions in force on, as the case may be, on a possible liquidation of the company and if needed on other measures mentioned in the agenda.

The board of directors duly justifies its propositions in a special report available to shareholders at the registered offices of the company fifteen days before the meeting.

If, as a result of losses, the company's net assets amount to less than one fourth of the share capital, the liquidation takes place if it is approved of by one fourth of the votes cast during the shareholders meeting.

When the net assets amount to less than the legal minimum share capital, any interested party may seize the tribunal and ask for the liquidation of the company.





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                                   Articles of association as of April 25, 2001


ARTICLE FORTY-TWO -- WINDING-UP

Should the company be wound-up, what ever the cause or the time may be, the liquidation is carried out by liquidators appointed by the shareholders meeting and failing such appointment, by the board of directors in place at that time acting as a liquidation comity.

To this end, it benefits from the broadest possible powers as authorized by legal provisions in force.

The shareholders meeting determines the liquidators' remuneration.

During the liquidation of the company, auditors benefit from the same powers vis-a-vis the liquidator(s) as those they have vis-a-vis the board of directors pursuant to legal provisions in force.





ARTICLE FORTY-THREE -- SHARING AMONG SHAREHOLDERS

When all debts, charges and liquidation expenses have been settled, the net assets are used to reimburse shares that are fully paid-up and not amortized.

If all share are not equally paid-up, the liquidators take such disparity into account before sharing the net assets and reestablish a balance by putting all share on an equal footing either by calling upon shareholders additional funds or by reimbursing first such shares that have been paid up in a greater portion in cash.

The balance is distributed equally among all shares.





                        PART SEVEN -- GENERAL PROVISIONS



ARTICLE FORTY-FOUR -- ELECTION OF DOMICILE

With respect to the execution of these articles of association, any registered shareholder domiciled in a foreign country, unless it has elected a domicile in Belgium, any director, auditor, liquidator hereby elects domicile at the registered office of the company where all communications, notices may be made or summons served.

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                                   Articles of association as of April 25, 2001


ARTICLE FORTY-FIVE -- GENERAL  LAW

Parties agree to comply with legal provisions in force.

As a result, unless otherwise validly provided, applicable provisions of a law are deemed to be written in these articles of association and all contrary provisions in these articles of association are deemed to be erased.



PROVISIONAL MEASURE

1. Securities characterized as "parts sociales" at the time of issue by the company must from now on be characterized as "actions". The corporate rights attached thereto will not be modified.

2. The extraordinary general meeting of December fifteenth two thousand authorized the board of directors to acquire shares of the company, on behalf of the company, up to a maximum amount of ten per cent of the total number of issued shares at a minimum unit price of one Euro (Eur. 1) and a maximum unit price of one hundred and fifty Euros (Eur. 150) for a duration of eighteen months as from the date of the extraordinary general meeting of December fifteenth two thousand.

Such authorization also applies to the acquisition of shares by one or more of its direct subsidiaries within the meaning of legal provisions in force relating to the acquisition of shares of parent companies by their subsidiaries.